P&G

                                                    THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202


                                                    FOR IMMEDIATE RELEASE


        P&G DELIVERS 8% ORGANIC SALES GROWTH FOR THE APRIL-JUNE QUARTER;
                   DRIVES BASE BUSINESS EPS GROWTH ABOVE 17%
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        Fiscal year organic sales up 7%, base business EPS up 12% to 13%
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     CINCINNATI, Aug. 2, 2006 - The Procter & Gamble Company (NYSE:PG) announced net sales growth of 25 percent during the April - June quarter to $17.84 billion and 20 percent for the fiscal year to $68.22 billion, including the addition of Gillette. Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, increased eight percent during the quarter and seven percent for the fiscal year. Organic sales growth in both periods was well ahead of the company's post-Gillette organic growth target range of four to six percent and was broad-based across segments and geographies. Earnings per share increased six percent during the quarter to $0.55 and four percent during the fiscal year to $2.64. Excluding the impact of Gillette dilution, base business earnings per share increased an estimated 17% - 21% for the quarter and 12% -
13% for the fiscal year.

     "This marks the fifth consecutive year in which P&G has delivered topline growth at or above the company's targets," said Chairman of the Board, President and Chief Executive A.G. Lafley. "Demand for P&G's brands is strong. We're continuing to drive P&G's business with breakthrough innovations and excellent in-market execution. This, combined with the great progress on integrating Gillette, positions P&G to deliver its growth objectives in fiscal year 2007 and beyond."


EXECUTIVE SUMMARY
-----------------

o Net sales for the quarter increased 25 percent to $17.84 billion. For the fiscal year, sales grew 20 percent to $68.22 billion. Organic sales grew eight percent for the quarter and seven percent for the fiscal year. Sales increased behind a steady stream of product innovations that drove market share increases across most businesses and regions.

o Unit volume grew 23 percent for the quarter and 19 percent for the fiscal year. Organic volume, which excludes the impacts of acquisitions and divestitures, increased six percent for both the quarter and the fiscal year. Growth was broad-based with all geographic regions posting organic growth in both the quarter and the year, led by double-digit growth in developing regions.

o Net earnings increased 36 percent during the quarter to $1.90 billion and 25 percent for the fiscal year to $8.68 billion. Earnings increased behind strong organic sales growth, significant margin improvement and the addition of Gillette.

o Diluted net earnings per share increased six percent during the quarter and four percent for the fiscal year to $0.55 and $2.64, respectively. The impact of Gillette dilution was an estimated $0.06 - $0.08 per share during the quarter and $0.20 - $0.23 per share for the year.


APRIL - JUNE QUARTER DISCUSSION
-------------------------------

     Net sales for the quarter increased 25 percent to $17.84 billion. Organic sales increased eight percent, well ahead of the company's post-Gillette organic sales target range of four to six percent. Price increases taken across several segments added one percent to sales growth. In addition, a more premium product mix, driven by product initiatives and the impact of adding the Gillette business, more than offset the negative mix impact of disproportionate growth in developing regions and contributed one percent to sales growth.

     Unit volume for the April - June quarter increased 23 percent behind the addition of the Gillette business and strong six percent organic volume growth. Growth continued to be driven by successful product innovations and continued expansion in developing regions. Each business segment and every geographic region increased organic volume during the quarter, led by double-digit growth in developing regions.

     Net earnings during the quarter increased 36 percent to $1.90 billion. Net earnings increased behind strong organic sales growth, the addition of the Gillette business and significant margin improvements across most business segments. Diluted net earnings per share increased six percent to $0.55, including an estimated $0.06 - $0.08 dilution impact from Gillette. The Gillette dilution estimate includes approximately $0.04 per share of one-time items.

     Gross margin improved by 150-basis points to 50.2% during the quarter. Commodity costs had a negative impact on gross margin of about 100 basis points. Organic volume growth, pricing and cost savings projects more than offset commodity cost increases. The mix benefit from adding the Gillette businesses contributed approximately 125-basis points.

     Selling, general and administrative expenses (SG&A) were 33.6% of net sales, in-line with the prior-year period. The scale benefits of strong organic sales growth in the quarter offset acquisition and integration expenses related to Gillette.

     Operating cash flow was $3.19 billion during the quarter, an increase of 53 percent versus the base period. Operating cash improved behind the addition of the Gillette business, earnings growth on the base business and an improvement in working capital. Working capital was a net cash improvement due primarily to a focus on inventory management across the company. Inventory days on hand were down approximately eight days versus the prior year period on the base P&G business. Free cash flow, defined as operating cash flow less capital expenditures, was $2.19 billion during the quarter. Free cash flow productivity was 115%. Capital expenditures were 5.6% of net sales during the quarter, leading to a fiscal year expenditure level of 3.9%, slightly below the company's four percent capital expenditure target.

     During the June quarter, the company repurchased $4.0 billion of P&G stock under the previously announced Gillette share repurchase program. The company completed its share repurchases under this program in July. The total value of shares purchased under the program was $20.1 billion. Going forward, the company has now resumed its discretionary share repurchases.


BUSINESS SEGMENT DISCUSSION FOR THE QUARTER
-------------------------------------------

     The following provides perspective on the company's April - June quarter results by business segment. All current and historical results and discussion reflect the company's new segment reporting structure. A summary of the segment changes, along with revised historical company and segment data conformed for these changes was provided in the company's Form 8-K filed on July 14, 2006.


BEAUTY AND HEALTH CARE
----------------------

o Beauty unit volume increased nine percent during the quarter behind seven percent organic volume growth and the addition of the Gillette Personal Care business. Volume growth was driven by high-single digit increases in Hair Care and Skin Care. Hair Care volume was driven by strong innovation and growth on Pantene, Head and Shoulders, Rejoice and Herbal Essences. Skin Care volume was driven by double-digit growth on Olay behind the continued success of OIay Regenerist and Total Effects. Net sales in Beauty increased nine percent during the quarter to $5.44 billion. Organic sales increased seven percent. Lower promotional spending, coupled with price increases on Feminine Care products in North America, added one percent to sales growth. Mix had a negative one percent impact on net sales growth as the shift towards more premium products was more than offset by disproportionate growth in developing regions. Net earnings increased 20 percent to $737 million during the quarter. Earnings grew behind strong sales growth and a 120-basis point earnings margin expansion. Margin expanded as pricing activity, scale benefits from volume growth and overhead cost savings more than offset an increase in marketing spending as a percentage of sales.

o Health Care unit volume increased 32 percent behind seven percent organic growth and the addition of Gillette Oral Care. Pharmaceuticals and Personal Health unit volume increased in the high-single digits behind mid-teen growth on Vicks, which benefited during the quarter from a late flu season in North America, and high-single digit growth on Actonel. Organic volume in Oral Care increased mid-single digits behind strong market share growth on Crest toothpaste in the United States. Additionally, Oral-B toothbrush market share increased by more than one point globally. Health Care net sales increased 35 percent to $1.97 billion, with organic sales up eight percent. Favorable product mix, due primarily to the effect of adding the Gillette Oral Care business, added one percent to sales growth. Pricing increases taken in prior periods on Prilosec OTC and Actonel added an additional two percent to sales growth. Net earnings increased 72 percent to $203 million behind the addition of Oral-B, strong organic sales growth and a 225-basis point earnings margin expansion. Earnings margin expanded as the benefits of higher volume, pricing and a more profitable product mix outpaced the increase in overhead and marketing expenses.


HOUSEHOLD CARE
--------------

o Fabric Care and Home Care unit volume increased eight percent as continued success from product innovations led to broad share growth across the globe. All key brands, including Tide, Ariel, Gain, Downy, Bounce, Febreze and Swiffer delivered mid-single digit or higher unit volume growth during the quarter. Net sales increased nine percent to $4.35 billion. Price increases taken in prior periods in Fabric Care and Dish Care added one percent to sales growth. The positive mix impact of continued growth in premium products offset the negative mix impact of disproportionate growth in developing regions. Net earnings increased 16 percent during the quarter to $524 million. Results reflect the top-line progress, as well as continued cost savings efforts in the face of rising commodity costs. The scale benefits of volume growth, coupled with price increases and cost savings programs, more than offset the impact of rising commodity costs.

o Baby Care and Family Care unit volume increased one percent during the quarter. Organic volume increased two percent. Baby Care volume was up in the low-single digits behind double-digit growth in developing regions. In developed regions, Pampers Baby Stages of Development continued to grow behind solid market share increases, but was more than offset by softness on Baby Dry and Luvs diapers. Family Care organic volume also increased low-single digits behind market share growth in the United States on Bounty and Charmin. Net sales for the segment increased four percent to $3.08 billion. Organic sales increased five percent. Pricing increases taken in prior periods in North America and Western Europe, primarily to offset rising commodity and energy costs, added three percent to sales growth. Earnings increased 46 percent to $323 million behind sales growth and a 300-basis point margin improvement. Earnings margin increased behind both gross margin and SG&A improvements as a percentage of sales. Gross margin improved as the impacts of price increases and cost savings projects more than offset increased commodity and energy costs.

o Pet Health, Snacks and Coffee unit volume increased two percent during the quarter. Snacks unit volume increased in the high-single digits behind successful initiative and marketing activity, particularly in Western Europe. Coffee delivered record market share levels in North America, however, unit volume declined slightly due primarily to trade inventory reductions. Pet Health volume was down slightly as a result of strong competitive activity. Net sales for the segment increased two percent to $1.11 billion. Net earnings decreased 37 percent during the June quarter to $77 million as double-digit earnings growth in Snacks was more than offset by a decline in Coffee and Pet Health. Coffee earnings were down year-on-year against a very strong base period in which earnings were up double-digits as a result of the timing of coffee market pricing relative to P&G's net coffee bean costs.


GILLETTE GBU (Comparisons are versus pro forma results presented in the company's Form 8-K released on October 4, 2005)
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o    Net sales in Blades and Razors were down five percent to $1.16 billion for the quarter as a result of significant trade inventory reduction across the globe driven by integration activities and trade-specific actions. Consumer demand remained strong during the quarter with consumption up five percent globally. Additionally, Fusion in North America continues to deliver strong results. The divergence between consumption trends and shipments was due primarily to retailer and distributor inventory reductions, estimated to be about one week. The impact of price increases added one percent to sales. Earnings before income taxes declined 26 percent to $340 million primarily due to increased amortization charges from purchase accounting adjustments which negatively impacted earnings before income taxes by 20 percent. Earnings also declined due to the impact of lower shipments during the quarter, partially offset by the benefits of pricing activity and cost savings. Reported net earnings for the segment were $244 million during the quarter.

o Duracell and Braun net sales were $882 million during the quarter, in-line with the prior year period. Volume/mix increased sales by one percent during the quarter. Duracell market share increased by 1.2 points in North America during the quarter. Duracell unit volume was down, however, due to retailer inventory reductions in North America and strong competitive activity in Western Europe. In Braun, growth in developing regions behind new product initiatives was offset by a decline in the shaver category in Japan and strong competitive activity in Western Europe. Pricing activity, primarily on Duracell, had a positive three percent impact on sales growth. However, an accrual adjustment for trade promotion in the base period had a negative four percent year-on-year impact. Net pricing had a negative one percent impact on sales during the quarter. Earnings before income taxes declined 35 percent during the quarter to $81 million, including purchase accounting adjustments that negatively impacted earnings before income taxes by six percent. Earnings decreased as cost savings were more than offset by higher commodity costs. Reported net earnings were $54 million during the quarter.


FISCAL YEAR DISCUSSION
----------------------

     In fiscal year 2006, the company delivered a fifth consecutive year of net sales growth at or above its target range. Net sales in 2006 increased 20 percent to $68.22 billion. Sales increased behind the addition of Gillette and strong growth on the base P&G businesses. Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, increased seven percent. Sales growth was broad-based across all regions and driven by growth on key P&G brands. Price increases taken across the segments, primarily to offset rising commodity costs, contributed one percent to sales growth. In addition, a more premium product mix, including the effect of adding Gillette products, more than offset the impact of disproportionate growth in developing regions and contributed one percent to sales growth. Foreign exchange had a negative one percent impact on sales growth during the fiscal year.

     Volume increased 19 percent during the year driven by the addition of the Gillette business and strong six percent organic volume growth. Growth was driven by strong consumer-focused marketing programs, successful product innovations, continued expansion in developing markets and a continued focus on big brands and big customers. Each of P&G's top 16 countries and every geographic region increased organic volume during the year, with developing regions growing double-digits. In addition, each of P&G's billion-dollar brands increased volume during the year, except Folgers, which was impacted by Hurricane Katrina. With the addition of Gillette, P&G now has a total of 22 billion-dollar brands.

     Net earnings increased 25 percent during the fiscal year to $8.68 billion. Net earnings increased behind sales growth and a 50-basis point earnings margin improvement. Earnings margin improved across nearly every business segment behind solid volume growth, pricing activity and cost savings programs. These were partially offset by higher commodity costs and expenses related to the Gillette acquisition. Diluted net earnings per share increased four percent to $2.64, including an estimated $0.20 - $0.23 dilution impact from Gillette. Base business restructuring costs were in-line with previous guidance of $150-$200 million. In addition, Gillette one-time charges were $0.10-$0.11 per share.

     Gross margin improved by 50-basis points to 51.4% during the fiscal year. Higher commodity costs hurt gross margin by over 100-basis points, but were largely offset by strong organic volume growth, cost savings programs and price increases. The addition of Gillette contributed approximately 80-basis points to gross margin.

     SG&A as a percent of sales improved 40-basis points in 2006 to 32.0%. Overhead spending was down as a percentage of sales due to strong organic sales growth. Advertising expense increased to record high levels on the base P&G business but was down as a percentage of sales versus the prior year due to the impact of higher than expected organic sales growth, coupled with media purchasing synergies generated by the Gillette acquisition and a continued focus on marketing ROI programs.

     The company's operating cash flow for the fiscal year was $11.38 billion, an increase of 31 percent versus the prior year. Operating cash increased behind the addition of Gillette, higher earnings on the base P&G business and working capital improvements. Working capital was a net source of cash primarily due to inventory reductions during the year. Inventory days on hand improved by approximately eight days during the year on the base P&G businesses. Capital expenditures during the year were 3.9 percent of net sales, slightly below the company's four percent capital expenditure target. Free cash flow, defined as operating cash flow less capital expenditures, was $8.71 billion. Free cash flow productivity was 100% during the year, well above the company's 90% productivity target.


FISCAL YEAR BUSINESS SEGMENT DISCUSSION
---------------------------------------

     The following provides perspective on the company's fiscal year 2006 results by business segment. All current and historical results and discussion reflect the company's new segment reporting structure. A summary of the segment changes, along with revised historical company and segment data conformed for these changes, was provided in the company's Form 8-K filed on July 14, 2006.


BEAUTY AND HEALTH CARE
----------------------

o Beauty unit volume increased eight percent in 2006, including nine months of Gillette Personal Care results. Organic volume increased six percent. Volume growth was broad-based across categories and was driven by initiative activity including Pantene Color Expressions, Head & Shoulders brand restage, Olay Regenerist, Olay Ribbons and a technology improvement on Always. Growth was also driven by continued successful expansion in developing regions, where unit volume increased double-digits during the year. Unit volume in Hair Care increased in the high-single digits behind Pantene, Head & Shoulders and Rejoice. Feminine Care unit volume also grew by high-single digits behind new product innovations on Always and continued growth on Naturella. Skin Care unit volume was up double-digits behind strong results on the Olay brand. Unit volume in Cosmetics declined due to more focused Max Factor distribution and a high base period on Cover Girl with significant initiative pipeline shipments. Beauty net sales increased seven percent to $21.13 billion in 2006, including a negative one percent foreign exchange impact. Organic sales increased six percent. Net earnings increased 13 percent to $3.11 billion driven by sales growth and margin expansion. Earnings margin increased by 75-basis points as scale benefits of volume growth and cost savings initiatives more than offset rising commodity costs. Total marketing spending on the base P&G business (excluding Gillette) increased roughly in-line with net sales growth in support of continued initiative activity across the globe.

o Health Care unit volume increased 26 percent in 2006 behind seven percent organic growth and the impact of nine months of Gillette Oral Care results. Pharmaceuticals and Personal Health volume increased high-single digits behind strong growth on Prilosec OTC and Actonel. Prilosec OTC volume increased double-digits behind continued share growth and a base year comparison which included several months of shipment allocations. Oral Care unit volume increased double-digits behind mid-single digit organic volume growth and the addition of Gillette Oral-B. Oral Care organic volume grew behind global market share expansion, particularly behind growth in the United States and in developing regions. Net sales in Health Care grew 29 percent to $7.85 billion, including nine months of Gillette Oral Care sales and a negative one percent foreign exchange impact. Organic sales increased nine percent. Price increases, primarily on Actonel and Prilosec OTC, added two percent to sales growth. In addition, favorable product mix, including the addition of the Gillette Oral Care business, added two percent to sales growth. Net earnings increased 44 percent to $1.17 billion behind the addition of Oral-B, strong organic sales growth and a 150-basis point earnings margin expansion. Earnings margin expanded as volume growth scale benefits and pricing activity outpaced the increase in overhead spending and marketing spending.


HOUSEHOLD CARE
--------------

o Fabric Care and Home Care unit volume grew eight percent in 2006. Growth was broad-based with high single-digit growth in Fabric Care and mid-single digit growth in Home Care. Unit volume growth was driven by market share expansion behind product innovations such as Tide with Febreze, Gain Joyful Expressions, Bounce with Febreze, Bold Liquid Tabs, Dawn Direct Foam and Febreze Noticeables. Every region delivered mid-single digit or higher unit volume growth, led by double-digit growth in developing regions. Net sales increased nine percent to $17.15 billion, including a negative one percent foreign exchange impact. Price increases, primarily in Latin America Fabric Care and North America Dish Care, added two percent to sales growth. Net earnings increased 11 percent to $2.37 billion as volume growth, price increases and cost savings initiatives more than offset commodity cost increases and increased marketing investments behind initiative activity.

o Baby Care and Family Care volume increased three percent in 2006, with organic volume up four percent. Baby Care volume increased in the mid-single digits with developing regions up double-digits, primarily behind share growth in Greater China and in Central & Eastern Europe/Middle East/Africa. In developed regions, Baby Care volume declined slightly as growth on Pampers Baby Stages of Development and Kandoo was more than offset by softness on Baby Dry and Luvs diapers. Family Care organic volume grew in the mid-single digits, largely behind growth on Bounty and on the Charmin Basic initiative. Net sales in the Baby Care and Family Care segment were $11.97 billion, up three percent, including a negative one percent foreign exchange impact. Price increases added two percent to sales growth, but were partially offset by a negative one percent mix impact. Baby Care and Family Care net earnings increased nine percent to $1.30 billion behind sales growth and a 60-basis point earnings margin improvement. Earnings margin increased behind both gross margin and SG&A improvements as a percentage of sales. Gross margin improved as the scale benefits of volume growth, price increases and cost savings projects more than offset increased commodity and energy costs.

o Pet Health, Snacks and Coffee unit volume was flat in 2006 despite a high-single digit decline in Coffee volume from shipment disruptions following Hurricane Katrina. The company's primary Coffee manufacturing and warehousing facilities, located in New Orleans, incurred significant disruption from Hurricane Katrina. The company was unable to manufacture and ship at full capacity for over three months during the year. U.S. market share in Coffee declined by approximately two points during the year, but regained momentum to reach record levels by the end of the fiscal year. Pet Health volume declined slightly during the year due to strong competitive activity in North America and Western Europe. These declines were offset by mid-single digit growth in Snacks behind Pringles. Net sales for the segment increased two percent to $4.38 billion. Price increases in Coffee added two percent to sales growth. Earnings declined 13 percent to $385 million as strong earnings growth in Snacks and the impact of pricing in Coffee was more than offset by costs incurred during the fiscal year related to Hurricane Katrina, higher coffee bean prices and a decline in Pet Health earnings.


GILLETTE GBU (Comparisons are versus pro forma results presented in the company's Form 8-K released on October 4, 2005)
-----------------------------------------------------------------------

o Sales for Blades and Razors for the nine months since the Gillette acquisition closed on October 1, 2005, increased one percent versus the comparable prior year pro forma results to $3.50 billion, including a negative one percent foreign exchange impact. Mid-single digit sales growth in North America behind the launch of Fusion, coupled with double-digit growth in Latin America and Central & Eastern Europe was largely offset by declines in Western Europe and Asia. Western Europe sales were impacted by a strong base period that included the launch of M3Power along with significant current year period retailer inventory reductions. In several developing markets in Asia, sales declined as a result of reduced distributor inventory levels following integration into existing P&G distributors. There are significantly fewer P&G distributors and these distributors generally tend to hold lower levels of inventory than the existing Gillette distributors. Consumer demand remained strong during the period with consumption up five percent globally and six percent in North America. Price increases contributed two percent to sales growth. Earnings before income taxes declined 13 percent to $1.08 billion, including $294 million of acquisition-related charges that negatively impacted earnings by 24 percent during the period. The acquisition-related charges primarily represented increased amortization charges as a result of revaluing Gillette's intangible assets to fair market value and increased product costs from revaluing opening inventory balances at fair value. Earnings were also impacted by an increase in the current year marketing investment behind the launch of Fusion, offset by synergy savings from cost reductions and base period charges for severance and other charges associated with Gillette's Functional Excellence program, the European Manufacturing Realignment program and other asset write-downs. Net earnings were $781 million since the acquisition closed on October 1, 2005.

o Sales for Duracell and Braun since the acquisition closed on October 1, 2005, were $2.92 billion, in-line with the comparable prior year period pro forma results including a negative two percent foreign exchange impact. In the Duracell business, market share growth in North America and the impacts of price increases to compensate for rising commodity costs were offset by strong competitive activity in Western Europe. Braun sales increased in the low-single digits as double-digit growth in Central & Eastern Europe/Middle East/Africa behind new product initiatives was largely offset by declines in Western Europe due to strong competitive activity. Earnings before income taxes increased nine percent to $400 million, including acquisition-related charges of $60 million that negatively impacted earnings by 16 percent in the period. The acquisition-related charges primarily represented increased amortization charges as a result of revaluing Gillette's intangible assets to fair market value and increased product costs for revaluing opening inventory balances at fair value. Earnings margin was favorably impacted by base period charges for severance and other exit costs associated with Gillette's Functional Excellence program, including charges related to the shutdown of a manufacturing facility, as well as current-year synergy savings from pre- and post-acquisition cost reduction efforts. Net earnings were $273 million since the acquisition closed on October 1, 2005.


FISCAL YEAR 2007 AND JULY - SEPTEMBER QUARTER GUIDANCE
------------------------------------------------------

     For 2007, the company expects to deliver its fifth consecutive year of ten percent or better earnings per share growth, excluding the impact of Gillette dilution. Organic sales are expected to grow by four to six percent. The combination of pricing and product mix is expected to have a neutral to positive one percent impact on sales growth. Foreign exchange is expected to have a positive impact of about one percent. Acquisitions and divestitures are expected to add about four percent to sales growth. Total sales are expected to increase 9 to 11 percent. The company expects earnings per share to be in the range of $2.96 to $3.00, up 12 to 14 percent versus prior year. This includes Gillette dilution, which is expected to be in the range of $0.12 to $0.18 per share. Operating margins are expected to improve by about 100-basis points driven primarily by gross margin improvement. The tax rate for fiscal year 2007 is expected to be flat to down slightly, due mainly to strong growth in lower tax rate regions. One-time items associated with the Gillette acquisition are expected to be $0.06 to $0.08 per share.

     For the July - September quarter, organic sales are expected to grow by five to seven percent. The combination of pricing and product mix is expected to add one to two percent to sales growth. Foreign exchange is expected to have a neutral to positive one percent impact on sales growth. Acquisitions and divestitures are expected to add 18 to 19 percent to sales growth. Total sales are expected to increase 23 to 27 percent. The company expects earnings per share to be in the range of $0.76 to $0.78. This includes Gillette dilution, which is expected to be $0.05 - $0.07 during the quarter. Operating margins are expected to be up modestly driven by gross margin improvement. One-time items associated with the Gillette acquisition are expected to be about $0.03 per share.


FORWARD LOOKING STATEMENTS
--------------------------

     All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company's merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters as well as those related to the integration of Gillette and its subsidiaries), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects;
(7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products;
(10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.


ABOUT PROCTER & GAMBLE
----------------------

     Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Mach3(R), Bounty(R), Dawn(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Oral-B(R), Actonel(R), Duracell(R), Olay(R), Head & Shoulders(R), Wella, Gillette(R), and Braun. The P&G community consists of almost 140,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

                                      # # #


P&G MEDIA CONTACT:
-----------------
In the US: 1-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
------------------------------
Chris Peterson - (513) 983-2414

                          THE PROCTER & GAMBLE COMPANY


Exhibit 1: Non-GAAP Measures
----------------------------

     In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

     ORGANIC SALES GROWTH. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales in the April - June 2006 quarter:
                                                                        Baby and
                                                                Health  Family
                                       Total P&G     Beauty     Care    Care
                                       ---------     ------     ------  -------

Total Sales Growth                        25%          9%        35%      4%
Less: Foreign Exchange Impact              0%          0%         0%      0%
Less: Acquisition/Divestiture Impact     -17%         -2%       -27%      1%
                                         ----         ---       ----      --
Organic Sales Growth                      8%           7%         8%      5%

The reconciliation of reported sales growth to organic sales in the 2006 fiscal year:
                                                                Health
                                       Total P&G     Beauty     Care
                                       ---------     ------     ------

Total Sales Growth                        20%          7%        29%
Less: Foreign Exchange Impact              1%          1%         1%
Less: Acquisition/Divestiture Impact     -14%         -2%       -21%
                                         ----         ---       ----
Organic Sales Growth                       7%          6%         9%


     BASE BUSINESS EPS. Base EPS growth is defined as diluted earnings per share growth on the company's business excluding the impact of Gillette dilution. Management views this as a more comparable measure of year-on-year earnings per share growth since the effects of Gillette only impact the current year period.

The following provides a reconciliation of Base Business EPS and Base Business EPS growth in the April - June quarter versus the comparable prior year period:


        Diluted EPS per Share (April-June 2006)        $0.55
     Gillette Dilution Impact (April-June 2006)    $0.06 - $0.08
                                                   -------------
            Base Business EPS (April-June 2006)    $0.61 - $0.63


                  Diluted EPS (April-June 2005)        $0.52
                      Base Business EPS Growth       17% - 21%

The following provides a reconciliation of Base Business EPS and Base Business EPS growth in fiscal year 2006 versus fiscal year 2005:


            Diluted EPS per Share (Fiscal 2006)        $2.64
         Gillette Dilution Impact (Fiscal 2006)    $0.20 - $0.23
                                                   -------------
                Base Business EPS (Fiscal 2006)    $2.84 - $2.87


                      Diluted EPS (Fiscal 2005)        $2.53
                      Base Business EPS Growth       12% - 13%

     FREE CASH FLOW. Free cash flow is defined as operating cash flow less capital spending. We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

     FREE CASH FLOW PRODUCTIVITY. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The company's long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management. The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):

             OPERATING     CAPITAL      FREE CASH      NET        FREE CASH FLOW
             CASH FLOW     SPENDING       FLOW       EARNINGS      PRODUCTIVITY
             ------------------------------------------------------------------
Apr-Jun '06    $3,190      $(1,001)      $2,189       $1,898           115%
Fiscal 2006   $11,375      $(2,667)      $8,708       $8,684           100%


                                     THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                     (Amounts in Millions Except Per Share Amounts)
                                            Consolidated Earnings Information

                                                                         ------------------------------------------------
                                                                                           AMJ QUARTER
                                                                         ------------------------------------------------

                                                                            AMJ 06          AMJ 05           % CHG
                                                                         --------------  --------------  ----------------
NET SALES                                                                     $ 17,842        $ 14,258             25 %
 COST OF PRODUCTS SOLD                                                           8,894           7,309             22 %
                                                                         --------------  --------------
GROSS MARGIN                                                                     8,948           6,949             29 %
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE                                       5,999           4,793             25 %
                                                                         --------------  --------------
OPERATING INCOME                                                                 2,949           2,156             37 %
 TOTAL INTEREST EXPENSE                                                            300             231
 OTHER NON-OPERATING INCOME, NET                                                    62              49
                                                                         --------------  --------------
EARNINGS BEFORE INCOME TAXES                                                     2,711           1,974             37 %
 INCOME TAXES                                                                      813             582

NET EARNINGS                                                                     1,898           1,392             36 %
                                                                         ==============  ==============

EFFECTIVE TAX RATE                                                              30.0 %          29.5 %


PER COMMON SHARE:
 BASIC NET EARNINGS                                                             $ 0.58          $ 0.55              5 %
 DILUTED NET EARNINGS                                                           $ 0.55          $ 0.52              6 %
 DIVIDENDS                                                                      $ 0.31          $ 0.28
AVERAGE DILUTED SHARES OUTSTANDING                                             3,437.3         2,700.2



COMPARISONS AS A % OF NET SALES                                                                            Basis Pt Chg
-------------------------------
 COST OF PRODUCTS SOLD                                                          49.8 %          51.3 %             (150)
 GROSS MARGIN                                                                   50.2 %          48.7 %              150
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE                                      33.6 %          33.6 %                -
 OPERATING MARGIN                                                               16.5 %          15.1 %              140
 EARNINGS BEFORE INCOME TAXES                                                   15.2 %          13.8 %              140
 NET EARNINGS                                                                   10.6 %           9.8 %               80



                                                                         ------------------------------------------------
                                                                                               FYTD
                                                                         ------------------------------------------------

                                                                            6/30/2006        6/30/2005          % CHG
                                                                         ----------------  ---------------  --------------
NET SALES                                                                       $ 68,222         $ 56,741            20 %
 COST OF PRODUCTS SOLD                                                            33,125           27,872            19 %
                                                                         ----------------  ---------------
GROSS MARGIN                                                                      35,097           28,869            22 %
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE                                        21,848           18,400            19 %
                                                                         ----------------  ---------------
OPERATING INCOME                                                                  13,249           10,469            27 %
 TOTAL INTEREST EXPENSE                                                            1,119              834
 OTHER NON-OPERATING INCOME, NET                                                     283              346
                                                                         ----------------  ---------------
EARNINGS BEFORE INCOME TAXES                                                      12,413            9,981            24 %
 INCOME TAXES                                                                      3,729            3,058

NET EARNINGS                                                                       8,684            6,923            25 %
                                                                         ================  ===============

EFFECTIVE TAX RATE                                                                30.0 %           30.6 %


PER COMMON SHARE:
 BASIC NET EARNINGS                                                               $ 2.79           $ 2.70             3 %
 DILUTED NET EARNINGS                                                             $ 2.64           $ 2.53             4 %
 DIVIDENDS                                                                        $ 1.15           $ 1.03
AVERAGE DILUTED SHARES OUTSTANDING                                               3,285.9          2,737.1



COMPARISONS AS A % OF NET SALES                                                                              Basis Pt Chg
-------------------------------
 COST OF PRODUCTS SOLD                                                            48.6 %           49.1 %             (50)
 GROSS MARGIN                                                                     51.4 %           50.9 %              50
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE                                        32.0 %           32.4 %             (40)
 OPERATING MARGIN                                                                 19.4 %           18.5 %              90
 EARNINGS BEFORE INCOME TAXES                                                     18.2 %           17.6 %              60
 NET EARNINGS                                                                     12.7 %           12.2 %              50

                        THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                   (Amounts in Millions)
                             Consolidated Cash Flows Information

                                                           -----------------------------------
                                                               Twelve Months Ended June 30
                                                           -----------------------------------
                                                                2006                 2005
                                                           --------------       --------------

BEGINNING CASH                                                     6,389                4,232

OPERATING ACTIVITIES
    NET EARNINGS                                                   8,684                6,923
    DEPRECIATION AND AMORTIZATION                                  2,627                1,884
    SHARE BASED COMPENSATION EXPENSE                                 585                  524
    DEFERRED INCOME TAXES                                           (112)                 564
    CHANGES IN:
        ACCOUNTS RECEIVABLE                                         (524)                 (86)
        INVENTORIES                                                  383                 (644)
        ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES              230                 (101)
        OTHER OPERATING ASSETS & LIABILITIES                        (508)                (498)
    OTHER                                                             10                  113
                                                           --------------       --------------

  TOTAL OPERATING ACTIVITIES                                      11,375                8,679
                                                           --------------       --------------

INVESTING ACTIVITIES
    CAPITAL EXPENDITURES                                          (2,667)              (2,181)
    PROCEEDS FROM ASSET SALES                                        882                  517
    ACQUISITIONS, NET OF CASH ACQUIRED                               171                 (572)
    CHANGE IN INVESTMENT SECURITIES                                  884                 (100)
                                                           --------------       --------------

  TOTAL INVESTMENT ACTIVITIES                                       (730)              (2,336)
                                                           --------------       --------------

FINANCING ACTIVITIES
    DIVIDENDS TO SHAREHOLDERS                                     (3,703)              (2,731)
    CHANGE IN SHORT-TERM DEBT                                     (8,627)               2,016
    ADDITIONS TO LONG TERM DEBT                                   22,545                3,108
    REDUCTION OF LONG TERM DEBT                                   (5,282)              (2,013)
    PROCEEDS FROM THE EXERCISE OF STOCK OPTIONS AND OTHER          1,319                  521
    TREASURY PURCHASES                                           (16,830)              (5,026)
                                                           --------------       --------------

  TOTAL FINANCING ACTIVITIES                                     (10,578)              (4,125)
                                                           --------------       --------------

EXCHANGE EFFECT ON CASH                                              237                  (61)
                                                           --------------       --------------

CHANGE IN CASH AND CASH EQUIVALENTS                                  304                2,157
                                                           --------------       --------------

ENDING CASH                                                        6,693                6,389
                                                           ==============       ==============




                          THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                      (Amounts in Millions)
                              Consolidated Balance Sheet Information


                                                           June 30, 2006         June 30, 2005
                                                           --------------       --------------

CASH AND CASH EQUIVALENTS                                        $ 6,693              $ 6,389
INVESTMENTS SECURITIES                                             1,133                1,744
ACCOUNTS RECEIVABLE                                                5,725                4,185
TOTAL INVENTORIES                                                  6,291                5,006
OTHER                                                              4,487                3,005
                                                           --------------       --------------
TOTAL CURRENT ASSETS                                              24,329               20,329

NET PROPERTY, PLANT AND EQUIPMENT                                 18,770               14,332
NET GOODWILL AND OTHER INTANGIBLE ASSETS                          89,027               24,163
OTHER NON-CURRENT ASSETS                                           3,569                2,703
                                                           --------------       --------------

TOTAL ASSETS                                                   $ 135,695             $ 61,527
                                                           ==============       ==============


ACCOUNTS PAYABLE                                                 $ 4,910              $ 3,802
ACCRUED AND OTHER LIABILITIES                                      9,587                7,531
TAXES PAYABLE                                                      3,360                2,265
DEBT DUE WITHIN ONE YEAR                                           2,128               11,441
                                                           --------------       --------------
TOTAL CURRENT LIABILITIES                                         19,985               25,039

LONG-TERM DEBT                                                    35,976               12,887
OTHER                                                             16,826                5,126
                                                           --------------       --------------
TOTAL LIABILITIES                                                 72,787               43,052
                                                           --------------       --------------

                                                           --------------       --------------
TOTAL SHAREHOLDERS' EQUITY                                        62,908               18,475
                                                           --------------       --------------

                                                           --------------       --------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                       $ 135,695             $ 61,527
                                                           ==============       ==============


                                          THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                                     (Amounts in Millions)
                                                 Consolidated Earnings Information


                                       --------------------------------------------------------------------------------------------
                                                                     Three Months Ended June 30, 2006
                                       --------------------------------------------------------------------------------------------
                                                           % Change         Earnings      % Change                        % Change
                                                             Versus           Before        Versus             Net          Versus
                                            Net Sales      Year Ago     Income Taxes      Year Ago        Earnings        Year Ago
                                       --------------------------------------------------------------------------------------------
BEAUTY CARE                                   $ 5,443            9%          $ 1,065           22%           $ 737             20%
HEALTH CARE                                     1,967           35%              322           67%             203             72%
                                       --------------------------------------------------------------------------------------------
TOTAL BEAUTY & HEALTH CARE                      7,410           15%            1,387           30%             940             28%

FABRIC CARE AND HOME CARE                       4,353            9%              793           16%             524             16%
BABY CARE AND FAMILY CARE                       3,075            4%              519           41%             323             46%
PET HEALTH, SNACKS AND COFFEE                   1,110            2%              129          -33%              77            -37%
                                       --------------------------------------------------------------------------------------------
TOTAL HOUSEHOLD CARE                            8,538            6%            1,441           15%             924             16%

BLADES AND RAZORS                               1,159           N/A              340           N/A             244             N/A
   DURACELL & BRAUN                               882           N/A               81           N/A              54             N/A
                                       --------------------------------------------------------------------------------------------
GLOBAL GILLETTE                                 2,041           N/A              421           N/A             298             N/A

TOTAL BUSINESS SEGMENT                         17,989           24%            3,249           40%           2,162             41%
CORPORATE                                        (147)          N/A             (538)          N/A            (264)            N/A
                                       --------------------------------------------------------------------------------------------
TOTAL COMPANY                                  17,842           25%            2,711           37%           1,898             36%



                                       --------------------------------------------------------------------------------------------
                                                                    Twelve Months Ended June 30, 2006
                                       --------------------------------------------------------------------------------------------
                                                           % Change         Earnings      % Change                        % Change
                                                             Versus           Before        Versus             Net          Versus
                                            Net Sales      Year Ago     Income Taxes      Year Ago        Earnings        Year Ago
                                       --------------------------------------------------------------------------------------------

BEAUTY CARE                                  $ 21,126            7%          $ 4,359           10%         $ 3,106             13%
HEALTH CARE                                     7,852           29%            1,740           44%           1,167             44%
                                       --------------------------------------------------------------------------------------------
TOTAL BEAUTY & HEALTH CARE                     28,978           12%            6,099           18%           4,273             20%

FABRIC CARE AND HOME CARE                      17,149            9%            3,553           12%           2,369             11%
BABY CARE AND FAMILY CARE                      11,972            3%            2,071            8%           1,299              9%
PET HEALTH, SNACKS AND COFFEE                   4,383            2%              627          -12%             385            -13%
                                       --------------------------------------------------------------------------------------------
TOTAL HOUSEHOLD CARE                           33,504            5%            6,251            7%           4,053              8%

     BLADES AND RAZORS                          3,499           N/A            1,076           N/A             781             N/A
     DURACELL & BRAUN                           2,924           N/A              400           N/A             273             N/A
                                       --------------------------------------------------------------------------------------------
GLOBAL GILLETTE                                 6,423           N/A            1,476           N/A           1,054             N/A

TOTAL BUSINESS SEGMENT                         68,905           20%           13,826           26%           9,380             28%
CORPORATE                                        (683)          N/A           (1,413)          N/A            (696)            N/A
                                       --------------------------------------------------------------------------------------------
TOTAL COMPANY                                  68,222           20%           12,413           24%           8,684             25%


                                                                    APRIL - JUNE NET SALES INFORMATION
                                                                      (Percent Change vs. Year Ago) *

                                              Volume         Volume
                                                With        Without
                                        Acquisitions/  Acquisitions/                                      Total    Total Impact
                                        Divestitures   Divestitures       FX      Price    Mix/Other     Impact           Ex-FX
                                        ---------------------------------------------------------------------------------------
BEAUTY & HEALTH CARE
     P&G BEAUTY                                 9%             7%         0%         1%          -1%         9%              9%
     HEALTH CARE                               32%             7%         0%         2%           1%        35%             35%

HOUSEHOLD CARE
     FABRIC CARE AND HOME CARE                  8%             8%         0%         1%           0%         9%              9%
     BABY CARE AND FAMILY CARE                  1%             2%         0%         3%           0%         4%              4%
     PET HEALTH, SNACKS AND COFFEE              2%             2%         0%         0%           0%         2%              2%

GLOBAL GILLETTE
     BLADES & RAZORS                           N/A            N/A        N/A        N/A          N/A        N/A             N/A
     DURACELL & BRAUN                          N/A            N/A        N/A        N/A          N/A        N/A             N/A

TOTAL COMPANY                                  23%             6%         0%         1%           1%        25%             25%



                                                              FISCAL YEAR 2005/2006 NET SALES INFORMATION
                                                                      (Percent Change vs. Year Ago) *

                                              Volume         Volume
                                                With        Without
                                        Acquisitions/  Acquisitions/                                     Total    Total Impact
                                        Divestitures   Divestitures       FX      Price    Mix/Other    Impact           Ex-FX
                                        ---------------------------------------------------------------------------------------
BEAUTY & HEALTH CARE
     P&G BEAUTY                                 8%             6%        -1%         0%           0%         7%              8%
     HEALTH CARE                               26%             7%        -1%         2%           2%        29%             30%

HOUSEHOLD CARE
     FABRIC CARE AND HOME CARE                  8%             7%        -1%         2%           0%         9%             10%
     BABY CARE AND FAMILY CARE                  3%             4%        -1%         2%          -1%         3%              4%
     PET HEALTH, SNACKS AND COFFEE              0%             0%         0%         2%           0%         2%              2%

GLOBAL GILLETTE
     BLADES & RAZORS                           N/A            N/A        N/A        N/A          N/A        N/A             N/A
     DURACELL & BRAUN                          N/A            N/A        N/A        N/A          N/A        N/A             N/A

TOTAL COMPANY                                  19%             6%        -1%         1%           1%        20%             21%


* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.